Exhibit 10.18
LOAN AGREEMENT
Between
ZIONS FIRST NATIONAL BANK
Lender
and
ZARS, INC.
Borrower
Effective Date: June 28, 2007

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)
EXHIBITS
Exhibit A — Term Loan A Note
Exhibit B — Term Loan B Note

-iii-

LOAN AGREEMENT
     This Loan Agreement is made and entered into by and between Zions First National Bank and ZARS, Inc.
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Definitions
     1.1 Definitions
     Terms defined in the singular shall have the same meaning when used in the plural and vice versa. As used herein, the term:
     “Accounting Standards” means (i) in the case of financial statements and reports, conformity with generally accepted accounting principles and fully and fairly representing the financial condition as of the date thereof and the results of operations for the period or periods covered thereby, consistent with other financial statements of that company previously delivered to Lender, and (ii) in the case of calculations, definitions, and covenants, generally accepted accounting principles consistent with those used in the preparation of financial statements of Borrower previously delivered to Lender.
     “Banking Business Day” means any day not a Saturday, Sunday, legal holiday in the State of Utah, or day on which national banks in the State of Utah are authorized to close.
     “Borrower” means ZARS, Inc., a corporation organized and existing under the laws of the State of Utah, its successors, and, if permitted, assigns.
     “Capital Expenditures” means expenditures for fixed or capital assets as determined in accordance with Accounting Standards.
     “Collateral” shall have the meaning set forth in Section 3.1 Collateral.
     “Effective Date” shall mean the date the parties intend this Loan Agreement to become binding and enforceable, which is the date stated at the conclusion of this Loan Agreement.
     “Environmental Condition” shall mean any condition involving or relating to Hazardous Materials and/or the environment affecting the Real Property, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against Borrower or Lender by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of Borrower’s business and/or operations in the vicinity of the Real Property and/or any activity or operation formerly conducted by any person or entity on or off the Real Property.
     “Environmental Health and Safety Law” shall mean any legal requirement that requires or relates to:

     a. advising appropriate authorities, employees, or the public of intended or actual releases of Hazardous Materials, violations of discharge limits or other prohibitions, and of the commencement of activities, such as resource extraction or construction, that do or could have significant impact on the environment;
     b. preventing or reducing to acceptable levels the release of Hazardous Materials;
     c. reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
     d. assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;
     e. protecting resources, species, or ecological amenities;
     f. use, storage, transportation, sale, or transfer of Hazardous Materials or other potentially harmful substances;
     g. cleaning up Hazardous Materials that have been released, preventing the threat of release, and/or paying the costs of such clean up or prevention; or
     h. making responsible parties pay for damages done to the health of others or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “Event of Default” shall have the meaning set forth in Section 7.1 Events of Default.
     “Hazardous Materials” means (i) “hazardous waste” as defined by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart to such act; (ii) “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart of such act; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground or above ground storage tanks, whether empty or filled or partially filled with any substance; (vi) any substance the presence of which is or becomes prohibited by any federal, state, or local law, ordinance, rule, or regulation; and (vii) any substance which under any federal, state, or local law, ordinance, rule or regulation requires special handling or notification in its collection, storage, treatment, transportation, use or disposal.
     “Intellectual Property” means:
     a. All right, title and interest of Borrower in and to patent applications and patents, including, without limitation, all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world, and all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof;
     b. All right, title and interest of Borrower in and to trademark applications and trademarks, including, without limitation, all renewals thereof, all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, and all rights corresponding thereto throughout the world (collectively, the “Trademarks”), and the good will of the business to which each of the Trademarks relates;
     c. All copyrights of Borrower and all rights and interests of every kind of Borrower in copyrights and works protectible by copyright, and all renewals and extensions thereof, and in and to the copyrights and rights and interests of every kind or nature in and to all works based upon, incorporated in, derived from, incorporating or relating to any of the foregoing or from which any of the foregoing is derived, and all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, and all rights corresponding thereto throughout the world;
     d. All of Borrower’s trade secrets and other proprietary information, and all proceeds thereof ;
     e. All right, title, and interest of Borrower in, to and under license agreements and contracts concerning Patents, Trademarks, Copyrights, and Trade Secrets, all amendments, modifications, and replacements thereof, all royalties and other amounts owing thereunder, and all proceeds thereof; and
     f. All internet domain names and addresses of Borrower and all proceeds thereof.
     “Lender” means Zions First National Bank, its successors, and assigns.
     “Loan” means collectively, the Term Loan A and the Term Loan B.
     “Loan Agreement” means this agreement, together with any exhibits, amendments, addendums, and modifications.
     “Loan Documents” means the Loan Agreement, Promissory Notes, Security Documents, all other agreements and documents contemplated by any of the aforesaid documents, and all amendments, modifications, addendums, and replacements, whether presently existing or created in the future.
     “Material Adverse Effect” means a material adverse effect on Borrower’s financial condition, conduct of its business, or ability to perform its obligations under the Loan Documents.
     “Negative Pledge” means any agreement or covenant to not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation,

assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of its properties or assets, now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement under which Borrower appears as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement.
     “Organizational Documents” means, in the case of a corporation, its Articles of Incorporation and By-Laws; in the case of a general partnership, its Articles of Partnership; in the case of a limited partnership, its Articles of Limited Partnership; in the case of a limited liability company, its Articles of Organization and Operating Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership; and all amendments, modifications, and changes to any of the foregoing which are currently in effect.
     “Promissory Notes” means the Term Loan A Note and the Term Loan B Note.
     “Real Property” means any and all real property or improvements thereon owned or leased by Borrower or in which Borrower has any other interest of any nature whatsoever.
     “Security Documents” means all security agreements, assignments, pledges, financing statements, deeds of trust, mortgages, and other documents which create or evidence any security interest, assignment, lien or other encumbrance in favor of Lender to secure any or all of the obligations created or contemplated by any of the Loan Documents, and all amendments, modifications, addendums, and replacements, whether presently existing or created in the future.
     “Subordinated Debt” means debt (i) approved by Lender and (ii) where the holder’s right to payment of such debt, the priority of any lien securing the same, and the rights of the holder thereof to enforce remedies against Borrower following default have been made subordinate to the liens of Lender and to the prior payment to Lender of the obligations secured by the Collateral, pursuant to a written subordination agreement approved by Lender in its sole but reasonable discretion.
     “Term Loan A means the amortizing term loan in the original principal amount of eight million dollars ($8,000,000.00) to be made pursuant to Section 2 Loan Description.
     “Term Loan A Note” means the Promissory Note in the original principal amount of eight million dollars ($8,000,000.00) to be executed by Borrower pursuant to Section 2.3 Promissory Notes in the form of Exhibit A hereto, which is incorporated herein by reference, and any and all renewals, extensions, modifications, and replacements thereof.
     “Term Loan B” means the amortizing term loan in the original principal amount of two million five hundred thousand dollars ($2,500,000.00) to be made pursuant to Section 2 Loan Description.
     “Term Loan B Note” means the Promissory Note in the original principal amount of two million five hundred thousand dollars ($2,500,000.00) to be executed by Borrower pursuant to Section 2.3 Promissory Notes in the form of Exhibit B hereto, which is incorporated herein by reference, and any and all renewals, extensions, modifications, and replacements thereof.

     “Warrant to Purchase Stock” means that certain Warrant of even date herewith executed by Borrower in favor of Lender granting Lender the right to purchase the stock of Borrower upon the terms provided therein.
     “ZARS Pharma Merger” means the merger of Borrower into ZARS Pharma, Inc., a Delaware corporation.
     In addition, terms defined in the Security Documents shall have the same meanings when used herein.
2. Loan Description
     2.1 Amount of Loan
     Upon fulfillment of all conditions precedent set forth in this Loan Agreement, and so long as no Event of Default exists, and no other breach has occurred under the Loan Documents, Lender agrees to loan Borrower ten million five hundred thousand dollars ($10,500,000.00) consisting of the Term Loan A in the amount of eight million dollars ($8,000,000.00) and the Term Loan B in the amount of two million five hundred thousand dollars ($2,500,000.00).
     2.2 Nature and Duration of Loan
     a. Term Loan A: Term Loan A shall be an amortizing term loan payable in full upon the date and upon the terms and conditions provided in the Term Loan A Note.
     b. Term Loan B: Term Loan B shall be an amortizing term loan payable in full upon the date and upon the terms and conditions provided in the Term Loan B Note.
     2.3 Promissory Notes
     The Loan shall be evidenced by the Promissory Notes. The Promissory Notes shall be executed and delivered to Lender upon execution and delivery of this Loan Agreement. Proceeds of the Promissory Notes may be disbursed by Lender by wire transfer.
     2.4 Loan Fee
     Upon execution and delivery of this Loan Agreement, Borrower shall pay Lender a loan fee of one hundred and five thousand dollars ($105,000.00). No portion of such fee shall be refunded in the event of early termination of this Loan Agreement or any termination or reduction of the right of Borrower to request advances under this Loan Agreement. Lender is authorized and directed, upon execution of this Loan Agreement and fulfillment of all conditions precedent hereunder, to disburse a sufficient amount of the Loan proceeds to pay the loan fee in full.
     2.5 Rights of Set Off
     So long as no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, has occurred and is continuing, upon the completion of an initial public offering of Borrower that results in the net cash proceeds to Borrower of at least fifty million dollars ($50,000,000.00) (“Qualified Public Offering”), Lender shall waive all rights of set off of Borrower’s depository accounts with Lender against the Loan.
3. Security for Loan
     3.1 Collateral
     The Loan, Promissory Notes, and all obligations of Borrower under the Loan Documents shall be secured by such collateral as is provided in the Security Documents (the “Collateral”), which shall include, without limitation, all cash, receivables, inventories, equipment, leasehold improvements, real and personal property, and other fixed assets.
     3.2 Release of Lender as Condition to Lien Termination
     In recognition of Lender’s right to have all its attorneys fees and expenses incurred in connection with this Loan Agreement secured by the Collateral, notwithstanding payment in full of the Loan and all other obligations secured by the Collateral, Lender shall not be required to release, reconvey, or terminate any Security Document unless and until Borrower has executed and delivered to Lender general releases in form and substance satisfactory to Lender.
4. Conditions to Loan Disbursements
     4.1 Conditions to Loan Disbursements
     Lender’s obligation to disburse any of the Loan is expressly subject to, and shall not arise until all of the conditions set forth below have been satisfied. All of the documents referred to below must be in a form and substance acceptable to Lender.
     a. All of the Loan Documents and all other documents contemplated to be delivered to Lender prior to funding have been fully executed and delivered to Lender.
     b. All of the documents contemplated by the Loan Documents which require filing or recording have been properly filed and recorded so that all of the liens and security interests granted to Lender in connection with the Loan will be properly created and perfected and will have a priority acceptable to Lender.
     c. All other conditions precedent provided in or contemplated by the Loan Documents or any other agreement or document have been performed.
     d. As of the date of disbursement of all or any portion of the Loan, the following shall be true and correct: (i) all representations and warranties made by Borrower in the Loan Documents are true and correct in all material respects as of the date of such disbursement; and (ii) no Event of Default has occurred and no conditions exist and no event has occurred, which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.
     e. Execution and delivery of a the Warrant to Purchase Stock.

     f. Execution and delivery of an Authorization to File UCC Financing Statement executed by ZARS Pharma, Inc., a Delaware corporation, for the benefit of Lender.
     g. Borrower shall have provided evidence satisfactory to Lender that Borrower has repaid and discharged all obligations owing to Silicon Valley Bank.
     All conditions precedent set forth in this Loan Agreement and any of the Loan Documents are for the sole benefit of Lender and may be waived unilaterally by Lender.
     4.2 Additional Condition to Subsequent Loan Disbursements
     In addition to the foregoing conditions to loan disbursements:
     a. Not later than fourteen (14) days after the Effective Date, Borrower shall deliver to Lender a fully executed Landlord waiver and consent in a form reasonably acceptable to Lender from JL Ventures LLC, Harkonnen Acquisitions, L Metro LLC, and Bello LLC, all known as MBP Co-Tenancy, with respect to the real property leased by Borrower located at 1455 West 2200 South, West Valley City, Utah 84119;
     b. Not later than fourteen (14) days after the Effective Date, Borrower shall deliver to Lender a fully executed Landlord waiver and consent in a form reasonably acceptable to Lender from First Industrial, L.P., with respect to the real property leased by Borrower located at 1142 West 2320 South, Suite A, West Valley City, Utah 84119; and
     c. Not later than fourteen (14) days after the Effective Date, Borrower shall provide evidence satisfactory to Lender that Silicon Valley Bank’s security interest in Borrower, evidenced by that certain financing statement filed with the Utah Department of Commerce, Division of Corporations and Commercial Code, on October 12, 2005, File No. 280510200528, has been terminated.
     The foregoing conditions are for the sole benefit of Lender and may be waived unilaterally by Lender.
     4.3 No Default, Adverse Change, False or Misleading Statement
     Lender’s obligation to advance any funds at any time pursuant to this Loan Agreement and the Promissory Notes shall, at Lender’s sole discretion, terminate upon the occurrence of any Event of Default, any event which could have a Material Adverse Effect, or upon the determination by Lender that any of Borrower’s representations made in any of the Loan Documents were false or materially misleading when made. Upon the exercise of such discretion, Lender shall be relieved of all further obligations under the Loan Documents.

5. Representations and Warranties
     5.1 Organization and Qualification
     Borrower represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of Utah. Lender acknowledges and agrees that Borrower intends to complete the ZARS Pharma Merger as authorized herein.
     Borrower represents and warrants that it is duly qualified to do business in each jurisdiction where the conduct of its business requires qualification.
     Borrower represents and warrants that it has the full power and authority to own its property and to conduct the business in which it engages and to enter into and perform its obligations under the Loan Documents.
     Borrower represents and warrants that it has delivered to Lender or Lender’s counsel accurate and complete copies of Borrower’s Organizational Documents which are operative and in effect as of the Effective Date.
     5.2 Authorization
     Borrower represents and warrants that the execution, delivery, and performance by Borrower of the Loan Documents has been duly authorized by all necessary action on the part of Borrower and are not inconsistent with Borrower’s Organizational Documents or any resolution of the board of Directors of Borrower, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Borrower is a party or by which it is bound, and that upon execution and delivery thereof, the Loan Documents will constitute legal, valid, and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms.
     5.3 No Governmental Approval Necessary
     Borrower represents and warrants that no consent by, approval of, giving of notice to, registration with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization is required for Borrower’s execution, delivery, or performance of the Loan Documents.
     5.4 Accuracy of Financial Statements
     Borrower represents and warrants that all of its audited financial statements heretofore delivered to Lender have been prepared in accordance with Accounting Standards.
     Borrower represents and warrants that all of its unaudited financial statements heretofore delivered to Lender fully and fairly represent Borrower’s financial condition as of the date thereof and the results of Borrower’s operations for the period or periods covered thereby and are consistent with other financial statements previously delivered to Lender.

     Borrower represents and warrants that since the dates of the most recent audited and unaudited financial statements delivered to Lender, there has been no event which would have a Material Adverse Effect on its financial condition.
     Borrower represents and warrants that its most recent pro forma financial statements heretofore delivered to Lender have been prepared consistently with Borrower’s actual financial statements and fully and fairly represent Borrower’s anticipated financial condition and the anticipated results of Borrower’s operation for the period or periods covered thereby.
     5.5 No Pending or Threatened Litigation
     Borrower represents and warrants that there are no actions, suits, or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.
     5.6 Full and Accurate Disclosure
     Borrower represents and warrants that this Loan Agreement, the financial statements referred to herein, any loan application submitted to Lender, and all other statements furnished by Borrower to Lender in connection herewith contain no untrue statement of a material fact and omit no material fact necessary to make the statements contained therein or herein not misleading. Borrower represents and warrants that it has not failed to disclose in writing to Lender any fact that would have a Material Adverse Effect.
     5.7 Compliance with ERISA
     Borrower represents and warrants that Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the regulations and published interpretations thereunder. Neither a Reportable Event as set forth in Section 4043 of ERISA or the regulations thereunder (“Reportable Event”) nor a prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any employee benefit plan established, maintained, or to which contributions have been made by Borrower or any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA (“ERISA Affiliate”) for its employees which is covered by Title I or Title IV of ERISA (“Plan”); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated which is subject to Title IV of ERISA; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate (“Multi-employer Plan”); Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets equals or exceeds the present value of all vested benefits under or all claims reasonably anticipated against each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder and the applicable statements of the Financial Accounting Standards Board (“FASB”) for calculating the potential liability of Borrower or any ERISA Affiliate under any Plan; neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC (except payment of premiums, which is current) under ERISA.
     Borrower, each ERISA Affiliate and each group health plan (as defined in ERISA Section 733) sponsored by Borrower and each ERISA Affiliate, or in which Borrower or any ERISA Affiliate is a participating employer, are in compliance with, have satisfied and continue to satisfy (to the extent applicable) all requirements for continuation of group health coverage under Section 4980B of the Internal Revenue Code and Sections 601 et seq. of ERISA, and are in compliance with, have satisfied and continue to satisfy Part 7 of ERISA and all corresponding and similar state laws relating to portability, access and renewability of group health benefits and other requirements included in Part 7.
     5.8 Compliance with USA Patriot Act
     Borrower represents and warrants that it is not subject to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.
     5.9 Compliance with All Other Applicable Law
     Borrower represents and warrants that it has complied in all material respects with all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrower’s business or the ownership of its properties, which may have a Material Adverse Effect.
     5.10 Environmental Representations and Warranties
     Borrower represents and warrants that, except as Lender has been otherwise previously advised by Borrower, to Borrower’s knowledge after due inquiry and investigation, no Hazardous Materials are now located on, in, or under the Real Property, nor, to Borrower’s knowledge after due inquiry and investigation, is there any Environmental Condition on, in, or under the Real Property and neither Borrower nor, to Borrower’s knowledge, after due inquiry and investigation, any other person has ever caused or permitted any Hazardous Materials to be placed, held, used, stored, released, generated, located or disposed of on, in or under the Real Property, or any part thereof, nor caused or allowed an Environmental Condition to exist on, in or under the Real Property, except in the ordinary course of Borrower’s business under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws. Borrower further represents and warrants that, to Borrower’s knowledge after due inquiry and investigation, no investigation, administrative order, consent order and agreement, litigation or settlement with respect to

Hazardous Materials and/or an Environmental Condition is proposed, threatened, anticipated or in existence with respect to the Real Property.
     5.11 Operation of Business
     Borrower represents and warrants that Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.
     5.12 Payment of Taxes
     Borrower represents and warrants that Borrower has filed all tax returns (federal, state, and local) required to be filed, or has filed a timely extension, and has paid all taxes, assessments, and governmental charges and levies, including interest and penalties, on Borrower’s assets, business and income, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.
     5.13 Absence of Negative Pledge
     Borrower represents and warrants that there is no Negative Pledge by Borrower which is currently in force and effect, except as provided in the Loan Documents and except for anti-assignment provisions included in any Account, Chattel Paper, General Intangible or promissory note in which Borrower has any right, title or interest.
6. Borrower’s Covenants
     Borrower makes the following agreements and covenants, which shall continue so long as this Loan Agreement is in effect and so long as Borrower is indebted to Lender for obligations arising out of, identified in, or contemplated by this Loan Agreement.
     6.1 Use of Proceeds
     Borrower shall use the proceeds of the Loan solely for the purposes identified to Lender in applying for the Loan.
     Borrower shall not, directly or indirectly, use any of the proceeds of the Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any person or entity for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder.
     6.2 Continued Compliance with ERISA
     Borrower covenants that, with respect to all Plans (as defined in Section 5.7 Compliance with ERISA) which Borrower or any ERISA Affiliate currently maintains or to which Borrower or any ERISA Affiliate is a sponsoring or participating employer, fiduciary, party in interest or disqualified person or which Borrower or any ERISA Affiliate may hereafter adopt, Borrower and each ERISA Affiliate shall continue to comply with all applicable provisions of the Internal Revenue Code and ERISA and with all representations made in Section 5.7 Compliance with ERISA, including, without limitation, conformance with all notice and reporting requirements, funding standards, prohibited transaction rules, multi-employer plan rules, necessary reserve requirements, and health care continuation, coverage and portability requirements.
     6.3 Compliance with USA Patriot Act
     Borrower shall (a) not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, and (b) provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     6.4 Continued Compliance with Applicable Law
     Borrower shall conduct its business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; shall maintain in good standing all licenses and organizational or other qualifications reasonably necessary to its business and existence; and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents.
     6.5 Prior Consent for Amendment or Change
     Except in connection with (i) the ZARS Pharma Merger as authorized herein, and (ii) the share exchange described under the heading “Description of capital Stock—Preferred Stock” in the Borrower’s Registration Statement on From S-1 filed on June 8, 2007, Borrower shall not modify, amend, waive, or otherwise alter, or fail to enforce, its Organizational Documents or other governing documents without Lender’s prior written consent.
     6.6 Payment of Taxes and Obligations
     Borrower shall pay when due all taxes, assessments, and governmental charges and levies on Borrower’s assets, business, and income, and all material obligations of Borrower of whatever nature, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.
     6.7 Financial Statements and Reports
     Borrower shall provide Lender with such financial statements and reports as Lender may reasonably request. Audited financial statements and reports shall be prepared in accordance with Accounting Standards. Unaudited financial statements and reports shall fully and fairly represent Borrower’s financial condition as of the date thereof and the results of Borrower’s operations for the period or periods covered thereby and shall be consistent with other financial statements previously delivered to Lender.
     Until requested otherwise by Lender, Borrower shall provide the following financial statements and reports to Lender:
     a. Annual audited financial statements with an unqualified opinion for each fiscal year of Borrower from an independent accounting firm and in a form acceptable to Lender, to be delivered to Lender within one hundred twenty (120) days of the end of the fiscal year. Borrower shall also submit to Lender copies of any management letters or other reports submitted to Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants.
     b. Monthly financial statements for each calendar month in a form acceptable to Lender, to be delivered to Lender within thirty (30) days of the end of the month. The monthly financial statements shall include a certification by the chief financial officer or chief executive of Borrower that the monthly financial statements fully and fairly represent Borrower’s financial condition as of the date thereof and the results of operations for the period covered thereby and are consistent with other financial statements previously delivered to Lender. After a Qualified Public Offering, the foregoing interim financial statements shall be delivered no later than forty-five (45) days after each fiscal quarter and for the quarter-annual fiscal period then ended.
     c. Borrower shall submit to Lender with its annual and monthly financial statements (or quarterly financial statements if a Qualified Public Offering has occurred) a compliance certificate in a form acceptable to Lender certifying that Borrower is in compliance with all terms and conditions of this Loan Agreement, including compliance with the financial covenants provided in Section 6.14 Financial Covenants. The compliance certificate shall include the data and calculations supporting all financial covenants, whether in compliance or not, and shall be signed by the chief executive officer or chief financial officer of Borrower
     6.8 Insurance
     Borrower shall maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.
     6.9 Inspection
     Borrower shall at any reasonable time and from time to time permit Lender or any representative of Lender to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties and assets of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of Borrower’s officers and directors and with Borrower’s independent accountants.

     6.10 Operation of Business
     Borrower shall maintain all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary or advisable to conduct its business and Borrower shall not violate any valid rights of others with respect to any of the foregoing. Borrower shall continue to engage in a business of the same general type as now conducted.
     6.11 Maintenance of Records and Properties
     Borrower shall keep adequate records and books of account in which complete entries will be made in accordance with Accounting Standards. Borrower shall maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.
     6.12 Notice of Claims
     Borrower shall promptly notify Lender in writing of all actions, suits or proceedings filed or threatened against or affecting Borrower in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.
     6.13 Environmental Covenants
     Borrower covenants that it will:
     a. Not permit the presence, use, disposal, storage or release of any Hazardous Materials on, in, or under the Real Property, except in the ordinary course of Borrower’s business under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws.
     b. Not permit any substance, activity or Environmental Condition on, in, under or affecting the Real Property which is in violation of any Environmental Health and Safety Laws.
     c. Comply in all material respects with the provisions of all Environmental Health and Safety Laws.
     d. Notify Lender promptly of any discharge of Hazardous Materials, Environmental Condition, or environmental complaint or notice received from any governmental agency or any other party.
     e. Upon any discharge of Hazardous Materials or upon the occurrence of any Environmental Condition, immediately contain and remediate the same in compliance with all Environmental Health and Safety Laws, promptly pay any fine or penalty assessed in connection therewith, and immediately notify Lender of such events.
     f. Permit Lender at any reasonable time and upon reasonable notice to inspect the Real Property for Hazardous Materials and Environmental Conditions, to

conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto.
     g. From time to time upon Lender’s request, and at Borrower’s expense, provide a report (including all validated and unvalidated data generated for such reports) of a qualified independent environmental engineer acceptable to Lender, satisfactory to Lender in scope, form, and content, and provide to Lender such other and further assurances reasonably satisfactory to Lender, that Borrower is in compliance with these covenants concerning Hazardous Materials and Environmental Conditions, and that any past violation thereof has been corrected in compliance with all applicable Environmental Health and Safety Laws.
     h. Immediately advise Lender of any additional, supplemental, new, or other information concerning any Hazardous Materials or Environmental Conditions relating to the Real Property.
     6.14 Financial Covenants
     Except as otherwise provided herein, each of the accounting terms used in this Section 6.14 shall have the meanings used in accordance with Accounting Standards.
     a. Maximum Capital Expenditures. Prior to a Qualified Public Offering, Borrower will not make any Capital Expenditures if, after giving effect thereto, the aggregate of all Capital Expenditures made by Borrower would exceed three million five hundred thousand dollars ($3,500,000.00) in any year.
     b. Minimum Liquidity Position. Borrower will at all times maintain (i) cash on hand or on deposit in banks, (ii) readily marketable securities issued by the United States, (iii) readily marketable commercial paper rated “A-1” by Standard & Poor’s Corporation (or similar rating by any similar organization which rates commercial paper), and (iv) certificates of deposit or banker’s acceptances issued by commercial banks or recognized standing operating in the United States, in the aggregate amount of not less than five million dollars ($5,000,000.00).
     6.15 Negative Pledge
     a. Borrower will not create, incur, assume, or suffer to exist any Negative Pledge, except (a) those contemplated by this Loan Agreement; (b) anti-assignment provisions included in any Account, Chattel Paper, General Intangible or promissory note in which Borrower has any right, title or interest.
     b. Borrower will not grant or agree to any Negative Pledge concerning Borrower’s Intellectual Property, except to Lender as provided in the Loan Documents and the anti-assignment provisions included in any Account, Chattel Paper, General Intangible or promissory note in which Borrower has any right, title or interest.

     6.16 Restriction on Debt
     Borrower shall not create, incur, assume, or suffer to exist any debt except as permitted by this Section 6.16. Debt means (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations as lessee under capital leases; (v) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (ix) obligations secured by any mortgage, deed of trust, lien, pledge, or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed.
     Permitted exceptions to this covenant are: (i) debt contemplated by this Loan Agreement; (ii) accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings, (iii) Subordinated Debt; (iv) debt existing on the Effective Date and set forth on Schedule 6.16 hereof; (v) debt secured by liens described in clause (f) of the definition of Permitted Encumbrances; (vi) other unsecured debt not exceeding one hundred thousand dollars ($100,000.00) in the aggregate outstanding at any time; provided, however, that, at the time such debt is incurred, no Event of Default has occurred, is continuing or would result from such debt; and (vii) extensions, refinancings, modifications, amendments and restatements of any items of the foregoing clauses, provided that the principal amount thereof is not increased and the terms thereof are not modified or impose more burdensome terms upon Borrower.
     6.17 Mergers, Consolidations, and Purchase and Sale of Assets
     Except as otherwise provided in this Section 6.17 and except in connection with Borrower’s out licenses of Intellectual Property entered into in the ordinary course, Borrower shall not wind up, liquidate, or dissolve itself, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or acquire all or substantially all of the assets or the business of any person or entity provided that, Borrower may enter into any such transaction so long as: (i) the entity that results from such transaction (the “Surviving Entity”) shall have executed and delivered to Lender an agreement in form and substance reasonably satisfactory to Lender, containing an assumption by the Surviving Entity of the due and punctual payment and performance of all obligations secured by the Collateral and performance and observance of each covenant and condition of Borrower in the Loan Documents; (ii) all such obligations of the Surviving Entity to Lender shall be guaranteed by any entity that directly or indirectly owns or controls more than 50% of the voting stock of the Surviving Entity; (iii) immediately after giving effect to such transaction, no Event of Default or, event which with the lapse of time or giving of notice or both, would result in an Event of Default shall have occurred and be continuing; and (iv) such transaction, in the sole discretion of Lender, is acceptable to Lender.
     Lender hereby consents and authorizes the ZARS Pharma Merger; provided that such merger occur on or before July 31, 2007, and subject to the terms and conditions provided in the Warrant to Purchase Stock.
     6.18 Dividends and Loans
     Except after a Qualified Public Offering, Borrower shall not (i) declare or pay any dividends, (ii) purchase, redeem, retire or otherwise acquire for value any of its capital stock or equity interests now or hereafter outstanding, (iii) make any distribution of assets to its stockholders, investors, or equity holders, whether in cash, assets, or in obligations of Borrower, (iv) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock or equity interests, or (v) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or equity interests.
     Borrower shall not make any loans or pay any advances of any nature whatsoever to any person or entity, except (i) advances in the ordinary course of business to vendors, suppliers, and contractors, and (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed one hundred thousand dollars ($100,000.00) in the aggregate amount outstanding at any time.
7. Default
     7.1 Events of Default
     Time is of the essence of this Loan Agreement. The occurrence of any of the following events shall constitute a default under this Loan Agreement and under the Loan Documents and shall be termed an “Event of Default”:
     a. Borrower fails in the payment or performance of any obligation, covenant, agreement, or liability created by any of the Loan Documents.
     b. Any representation, warranty, or financial statement made by or on behalf of Borrower in any of the Loan Documents, or any document contemplated by the Loan Documents, is materially false or materially misleading.
     c. Default occurs or Borrower fails to comply with (i) any term in any of this Loan Agreement or (ii) any term in any of the Loan Documents, and such breach is not cured within fourteen (14) days after the sooner to occur of Borrower’s receipt of notice of such breach from Lender or the date on which such breach first becomes known to any officer of Borrower.
     d. Any indebtedness of Borrower under any note, indenture, contract, agreement, or undertaking involving the borrowing of money, the purchase of property,

the advance of credit or any other monetary liability of any kind to any third party in an amount in excess of one hundred thousand dollars ($100,000.00) is accelerated.
     e. Default or an event which, with the passage of time or the giving of notice or both, would constitute a default beyond any applicable cure period, by Borrower, occurs on any note, indenture, contract, agreement, or undertaking involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind to any third party in an amount in excess of one hundred thousand dollars ($100,000.00).
     f. Borrower is dissolved or substantially ceases business operations, except in connection with the ZARS Pharma Merger as authorized herein.
     g. A receiver, trustee, or custodian is appointed for any part of Borrower’s property, or any part of Borrower’s property is assigned for the benefit of creditors.
     h. Any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Borrower.
     i. Any judgment or regulatory fine is entered against Borrower which may materially affect Borrower.
     j. Borrower becomes insolvent or fails to pay its debts as they mature.
     7.2 No Waiver of Event of Default
     No course of dealing or delay or failure to assert any Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default.
8. Remedies
     8.1 Remedies upon Event of Default
     Upon the occurrence of an Event of Default and during the continuance thereof, and at any time thereafter, all or any portion of the obligations due or to become due from Borrower to Lender, whether arising under this Loan Agreement, the Promissory Notes, the Security Documents or otherwise, at the option of Lender and without notice to Borrower of the exercise of such option, shall accelerate and become at once due and payable in full, and Lender shall have all rights and remedies created by or arising from the Loan Documents, and all other rights and remedies existing at law, in equity, or by statute.
     Additionally, subject to Section 2.5 Rights of Set Off, Lender shall have the right, immediately and without prior notice or demand, to set off against Borrower’s obligations to Lender, whether or not due, all money and other amounts owed by Lender in any capacity to Borrower, including, without limitation, checking accounts, savings accounts, and other depository accounts, and Lender shall be deemed to have exercised such right of setoff and to have made a charge against any such money or amounts immediately upon occurrence of an Event of Default, even though such charge is entered on Lender’s books subsequently thereto.

     8.2 Rights and Remedies Cumulative
     The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute. Any and all such rights and remedies may be exercised from time to time and as often and in such order as Lender may deem expedient.
     8.3 No Waiver of Rights
     No delay or omission in the exercise or pursuance by Lender of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.
9. General Provisions
     9.1 Governing Agreement
     In the event of conflict or inconsistency between this Loan Agreement and the other Loan Documents, excluding the Promissory Notes, the terms, provisions and intent of this Loan Agreement shall govern.
     9.2 Borrower’s Obligations Cumulative
     Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Borrower contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Borrower contained herein or therein.
     9.3 Payment of Expenses and Attorney’s Fees
     Borrower shall pay all reasonable expenses of Lender relating to the negotiation, drafting of documents, documentation of the Loan, and administration and supervision of the Loan, including, without limitation, appraisal fees, environmental inspection fees, field examination expenses, title insurance, recording fees, filing fees, and reasonable attorneys fees and legal expenses, whether incurred in making the Loan, in future amendments or modifications to the Loan Documents, or in ongoing administration and supervision of the Loan.
     Upon the occurrence of an Event of Default and during the continuance thereof, Borrower agrees to pay all costs, and expenses, including reasonable attorney fees and legal expenses, incurred by Lender in enforcing, or exercising any remedies under, the Loan Documents, and any other rights and remedies.
     Borrower agrees to pay all expenses, including reasonable attorney fees and legal expenses, incurred by Lender in any bankruptcy proceedings of any type involving Borrower, the Loan Documents, or the Collateral, including, without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

     9.4 Right to Perform for Borrower
     Lender may, in its sole discretion and without any duty to do so, elect to discharge taxes, tax liens, security interests, or any other encumbrance upon the Collateral or any other property or asset of Borrower, to pay any filing, recording, or other charges payable by Borrower, or to perform any other obligation of Borrower under this Loan Agreement or under the Security Documents.
     9.5 Assignability
     Except in connection with the ZARS Pharma Merger as authorized herein, Borrower may not assign or transfer any of the Loan Documents and any such purported assignment or transfer is void.
     Lender may assign or transfer any of the Loan Documents. Funding of this Loan may be provided by an affiliate of Lender.
     9.6 Third Party Beneficiaries
     The Loan Documents are made for the sole and exclusive benefit of Borrower and Lender and are not intended to benefit any other third party. No third party may claim any right or benefit or seek to enforce any term or provision of the Loan Documents.
     9.7 Governing Law
     The Loan Documents shall be governed by and construed in accordance with the laws of the State of Utah, except to the extent that any such document expressly provides otherwise.
     9.8 Severability of Invalid Provisions
     Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.9 Interpretation of Loan Agreement
     The article and section headings in this Loan Agreement are inserted for convenience only and shall not be considered part of the Loan Agreement nor be used in its interpretation.
     All references in this Loan Agreement to the singular shall be deemed to include the plural when the context so requires, and vice versa. References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.

     9.10 Survival and Binding Effect of Representations, Warranties, and Covenants
     All agreements, representations, warranties, and covenants made herein by Borrower shall survive the execution and delivery of this Loan Agreement and shall continue in effect so long as any obligation to Lender contemplated by this Loan Agreement is outstanding and unpaid, notwithstanding any termination of this Loan Agreement. All agreements, representations, warranties, and covenants made herein by Borrower shall survive any bankruptcy proceedings involving Borrower. All agreements, representations, warranties, and covenants in this Loan Agreement shall bind the party making the same, its successors and, in Lender’s case, assigns, and all rights and remedies in this Loan Agreement shall inure to the benefit of and be enforceable by each party for whom made, their respective successors and, in Lender’s case, assigns.
     9.11 Indemnification
     Borrower shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses incurred in defending such claims, arising from or related in any manner to the negotiation, execution, or performance by Lender of any of the Loan Documents, but excluding any such claims based upon breach or default by Lender or gross negligence or willful misconduct of Lender.
     Lender shall have the sole and complete control of the defense of any such claims. Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.
     9.12 Environmental Indemnification
     Borrower shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses arising from or related in any manner, directly or indirectly, to (i) Hazardous Materials located on, in, or under the Real Property; (ii) any Environmental Condition on, in, or under the Real Property; (iii) violation of or non compliance with any Environmental Health and Safety Law; (iv) any breach or violation of Section 5.10 Environmental Representations and Warranties and/or Section 6.13 Environmental Covenants; and/or (v) any activity or omission, whether occurring on or off the Real Property, whether prior to or during the term of the loans secured hereby, and whether by Borrower or any other person or entity, relating to Hazardous Materials or an Environmental Condition. The indemnification obligations of Borrower under this Section shall survive any reconveyance, release, or foreclosure of the Real Property, any transfer in lieu of foreclosure, and satisfaction of the obligations secured hereby.
     Lender shall have the sole and complete control of the defense of any such claims. Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

     9.13 Interest on Expenses and Indemnification, Collateral, Order of Application
     All expenses, out-of-pocket costs, attorneys fees and legal expenses, amounts advanced in performance of obligations of Borrower, and indemnification amounts owing by Borrower to Lender under or pursuant to this Loan Agreement, the Promissory Notes, and/or any Security Documents shall be due and payable upon demand. If not paid upon demand, all such obligations shall bear interest at the default rate provided in the Promissory Notes from the date of disbursement until paid to Lender, both before and after judgment. Lender is authorized to disburse funds under the Promissory Notes for payment of all such obligations.
     Payment of all such obligations shall be secured by the Collateral and by the Security Documents.
     All payments and recoveries shall be applied to payment of the foregoing obligations, the Promissory Notes, and all other amounts owing to Lender by Borrower in such order and priority as determined by Lender. Unless provided otherwise in the Promissory Notes, payments on the Promissory Notes shall be applied first to accrued interest and the remainder, if any, to principal.
     9.14 Limitation of Consequential Damages
     Lender and its officers, directors, employees, representatives, agents, and attorneys, shall not be liable to Borrower for consequential damages arising from or relating to any breach of contract, tort, or other wrong in connection with the negotiation, documentation, administration or collection of the Loan.
     9.15 Waiver and Release of Claims
     Borrower (i) represents that it has no defenses to or setoffs against any indebtedness or other obligations owing to Lender or its affiliates (the “Obligations”), nor claims against Lender or its affiliates for any matter whatsoever, related or unrelated to the Obligations, and (ii) releases Lender and its affiliates from all claims, causes of action, and costs, in law or equity, existing as of the date of this Loan Agreement, which Borrower has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Obligations, including the subject matter of this Loan Agreement. This provision shall not apply to claims for performance of express contractual obligations owing to Borrower by Lender or its affiliates.
     9.16 Revival Clause
     If the incurring of any debt by Borrower or the payment of any money or transfer of property to Lender by or on behalf of Borrower should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.
     9.17 Arbitration
ARBITRATION DISCLOSURES:
1.	ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

2.	IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

3.	DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

4.	ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR TO SEEK MODIFICATION OF ARBITRATORS’ RULINGS IS VERY LIMITED.

5.	A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING INDUSTRY.

6.	IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.
     a. Any claim or controversy (“Dispute”) between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to the Loan, the Collateral, the Loan Documents, Section 9.7 Governing Law, this arbitration provision (“arbitration clause”), or any related agreements or instruments relating hereto or delivered in connection herewith (“Related Agreements”), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the “Administrator”). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this Loan Agreement or Related Agreements. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.
     b. The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Salt Lake City, Utah or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)’ award issued within one hundred fifty (150) days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this Loan Agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)’ discretion and at the request of any party: (i) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party that is substantially related to the Dispute where that other party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral and (ii) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.
     c. The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.
     d. Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed four million dollars ($4,000,000.00); if the award exceeds that limit, any party may demand the right to a court trial. Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys’ fees and costs, arbitration administration fees and costs, and arbitrator(s)’ fees.
     e. No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (i) judicially or non-judicially foreclose against any real or personal property collateral or other security; (ii) exercise self-help remedies, including but not limited to repossession and setoff rights; or (iii) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within forty-five days (45) days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator’s filing fees and costs within forty-five (45) days of entry of such order.
     f. Notwithstanding the applicability of any other law to this Loan Agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. § 1 et. seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.
     9.18 Consent to Utah Jurisdiction, Exclusive Jurisdiction of Utah Courts, and Jury Waiver
     Borrower acknowledges that by execution and delivery of the Loan Documents Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from the Loan Documents and/or the transactions contemplated thereby. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS ABOVE, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.
     BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR IN TORT AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS.

     9.19 Notices
     All notices or demands by any party to this Loan Agreement shall, except as otherwise provided herein, be in writing and may be sent by certified mail, return receipt requested. Notices so mailed shall be deemed received when deposited in a United States post office box, postage prepaid, properly addressed to Borrower or Lender at the mailing addresses stated herein or to such other addresses as Borrower or Lender may from time to time specify in writing. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.
     Mailing addresses:
     Lender:
Zions First National Bank
Corporate Banking Division
1 South Main, Suite 200
Salt Lake City, Utah 84111
Attention: Thomas C. Etzel, Senior Vice President
     With a copy to:
John A. Beckstead
Holland & Hart LLP
60 East South Temple, Suite 2000
Salt Lake City, Utah 84111
     Borrower:
ZARS, Inc.
1455 West 2200 South, suite 300
Salt Lake City, Utah 84119
Attention: Greg Ayers
     9.20 Duplicate Originals; Counterpart Execution
     Two or more duplicate originals of the Loan Documents may be signed by the parties, each duplicate of which shall be an original but all of which together shall constitute one and the same instrument. Any Loan Documents may be executed in several counterparts, without the requirement that all parties sign each counterpart. Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument.

     9.21 Disclosure of Financial and Other Information
     Borrower hereby consents to Lender disclosing to any other lender who may participate in the Loan any and all information, knowledge, reports, and records, including, without limitation, financial statements, relating in any manner whatsoever to the Loan and Borrower.
     9.22 Confidentiality
     Both parties agree to maintain the confidentiality of any non-public information thereby received or received pursuant to this Loan Agreement, except for (i) section 9.21, and (ii) as required by law, regulations, rule or order, subpoena, judicial or other similar order provided that Lender provides immediate prior written notice of Lender’s intent to make such disclosure (and in any event, prior to actual disclosure) to Borrower and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, including the provision of any reasonable assistance requested by Borrower in opposing any disclosure so requested or ordered before the disclosure occurs. Confidential information hereunder shall not include information that either (i) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes a part of the public domain after disclosure to Lender through no fault of Lender, or (ii) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.
     9.23 Integrated Agreement and Subsequent Amendment
     The Loan Documents constitute the entire agreement between Lender and Borrower, and may not be altered or amended except by written agreement signed by Lender and Borrower. PURSUANT TO UTAH CODE SECTION 25-5-4, BORROWER IS NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER AND BORROWER AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.
     All prior and contemporaneous agreements, arrangements and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.
[Signatures on Following Page]

Effective Date: June 28, 2007.

Lender:

Zions First National Bank

By:	/s/ Thomas C. Etzel

Name: Thomas C. Etzel Title: Senior Vice President

Borrower:

ZARS, Inc.

By:	/s/ Robert Lippert

Name: Robert Lippert Title: President

EXHIBIT A
Promissory Note
(Term Loan A)
June 28, 2007
Borrower: ZARS, Inc.
Lender: Zions First National Bank
Amount: $8,000,000.00
Maturity: June 28, 2010
     For value received, Borrower promises to pay to the order of Lender at Corporate Banking Group, 1 South Main, Suite 200, Salt Lake City, Utah 84111, the sum of eight million dollars ($8,000,000.00) or such other principal balance as may be outstanding hereunder in lawful money of the United States with interest thereon calculated and payable as provided herein.
Definitions
     Terms used in the singular shall have the same meaning when used in the plural and vice versa. As used in this Promissory Note, the term:
     “Banking Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Utah are authorized or required to close and, when used in reference to an Interest Period, a day on which dealings in dollar deposits are also carried on in the London Interbank market and banks are open for business in London.
     “Cash in Zions Money Market Account” means the lowest balance at any time during a calendar quarter in Money Market Account No. 002406015 of Borrower maintained with Lender.
     “Dollars” and the sign “$” mean lawful money of the United States.
     “Event of Default” shall have the meaning set forth in the Loan Agreement
     “Interest Period” means the period during which interest will accrue based on the LIBOR Rate or the LIBOR/Swap Rate, commencing on the date selected by Borrower and ending, as Borrower may select, on the numerically corresponding day in the first calendar year thereafter for an Interest Period based on the LIBOR Rate, or the second or third calendar year thereafter for an Interest Period based on the LIBOR/Swap Rate, except that each such Interest Period that commences on the last Banking Business Day of a calendar year (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar year) shall end on the last Banking Business Day of the appropriate subsequent calendar year; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
a.	No Interest Period may extend beyond the termination of the Loan Agreement;

b.	No Interest Period may extend beyond the aforesaid Maturity Date or such later date to which it is extended; and

c.	If an Interest Period would end on a day that is not a Banking Business Day, such Interest Period shall be extended to the next Banking Business Day unless such Banking Business Day would fall in the next calendar year, in which event such Interest Period shall end on the immediately preceding Banking Business Day.
     “LIBOR Rate” applicable to any Interest Period equal to one calendar year means the rate per annum quoted by Lender as its LIBOR Rate based upon quotes from the London Interbank Offered Rate from the British Bankers Association Interest Settlement Rates as quoted for United States Dollars by Bloomberg or other comparable services selected by Lender for the applicable Interest Period. This definition of LIBOR Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. The LIBOR Rate of Lender may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market quoted by any particular institution or service applicable to any Interest Period. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.
     “LIBOR Rate Applicable Margin” means:

Cash in Zions Money Market Account	LIBOR Rate Applicable Margin
Equal to or less than $5,000,000	3.75%

Greater than $5,000,000, but equal to or less than $10,000,000	3.00%

Greater than $10,000,000, but equal to or less than $15,000,000	2.25%

Greater than $15,000,000	1.75%
     “LIBOR/Swap Rate” applicable to any Interest Period equal to two or three calendar years means the rate per annum quoted by Lender as Lender’s two year or three year LIBOR/Swap Rate based upon the LIBOR/Swap rate as quoted for U.S. Dollars by Bloomberg or other comparable pricing services selected by Lender. This definition of LIBOR/Swap Rate is to be strictly interpreted and is not intended to serve any other purpose other than providing an index to determine the interest rate used herein. Lender’s LIBOR/Swap Rate may not necessarily be the same as the quoted offer side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.

     “Loan Agreement” means the Loan Agreement dated June 28, 2007, between Zions First National Bank as Lender and ZARS, Inc., as Borrower, together with any exhibits, amendments, addenda, and modifications.
     “Prime Rate” means an index which is determined daily by the published commercial loan variable rate index held by any two of the following banks: J. P. Morgan Chase & Co., Wells Fargo Bank, National Association, and Bank of America N.A. In the event no two of the above banks have the same published rate, the bank having the median rate will establish the Prime Rate. If, for any reason beyond the control of Lender, any of the aforementioned banks becomes unacceptable as a reference for the purpose of determining the Prime Rate used herein, Lender may, five days after posting notice in Lender’s bank offices, substitute another comparable bank for the one determined unacceptable. As used in this paragraph, “comparable bank” shall mean one of the ten largest commercial banks headquartered in the United States of America. This definition of Prime Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the variable interest rate used herein. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.
     “Prime Rate Applicable Margin” means:

Cash in Zions Money Market Account	Prime Rate Applicable Margin
Equal to or less than $5,000,000	1.00%

Greater than $5,000,000, but equal to or less than $10,000,000	0.25%

Greater than $10,000,000, but equal to or less than $15,000,000	-0.50%

Greater than $15,000,000	-1.00%
Payment Terms
     Interest shall be payable as follows: Interest accrued based on the Prime Rate, the LIBOR Rate, or the LIBOR/Swap Rate is to be paid in arrears commencing August 1, 2007, and on the same day of each month thereafter.
     Principal shall be payable in thirty (30) installments of two hundred sixty six thousand six hundred sixty six dollars and sixty seven cents ($266,666.67) per month commencing January 1, 2008, and on the same day of each month thereafter through June 1, 2010. All remaining principal and unpaid interest shall be paid in full on June 1, 2010.
LIBOR Rate and LIBOR/Swap Rate Election
     This Promissory Note shall initially bear interest based on the Prime Rate.

     Provided no Event of Default has occurred, and is continuing, Borrower may elect from time to time to convert or continue the interest rate to the LIBOR Rate or the LIBOR/Swap Rate by giving Lender two (2) Banking Business Days written notice of such election specifying the Interest Period selected. Such election shall apply to the entire outstanding principal balance. An elected Interest Period may not be changed without consent of Lender until expiration of the elected Interest Period.
Interest Based on Prime Rate
     Interest based on the Prime Rate shall be at a variable rate computed on the basis of a three hundred sixty (360) day year as follows: The Prime Rate from time to time in effect, adjusted as of the date of any change in the Prime Rate, plus or minus the Prime Rate Applicable Margin. The Prime Rate Applicable Margin shall be adjusted as of the first day of each calendar quarter based on the Cash in Zions Money Market Account for the preceding calendar quarter.
Interest Based on LIBOR Rate or LIBOR/Swap Rate
     Interest based on the LIBOR Rate and LIBOR/Swap Rate shall be calculated as follows:
1.	Interest shall be at a rate computed on the basis of a three hundred sixty (360) day year at a rate equal to the LIBOR Rate or LIBOR/Swap Rate, as applicable, for the applicable Interest Period plus the LIBOR Rate Applicable Margin. The LIBOR Rate Applicable Margin shall be adjusted as of the first day of each calendar quarter based on the Cash in Zions Money Market Account for the preceding calendar quarter.

2.	Notwithstanding any other provision in this Promissory Note, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for Lender to maintain balances based on the LIBOR Rate or the LIBOR/Swap Rate, then upon notice to Borrower by Lender the outstanding principal amount of the balances based on the LIBOR Rate or the LIBOR/Swap Rate, together with interest accrued thereon, shall be repaid immediately upon demand of Lender if such change or compliance with such request, in the judgment of Lender, requires immediate repayment or, if such repayment is not required, at the election of Borrower shall be converted to a balance based on Prime Rate or repaid at the expiration of the last Interest Period to expire before the effective date of any such change or request.

3.	Notwithstanding anything to the contrary herein, if Lender determines (which determination shall be conclusive) that (a) quotations of interest rates are not being provided for purposes of determining the LIBOR Rate or the LIBOR/Swap Rate, or (b) the LIBOR Rate or the LIBOR/Swap Rate does not accurately cover the cost to Lender of making or maintaining advances based on such rate, then

Lender may give notice thereof to Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, then (1) the right of Borrower to request interest pricing based on the LIBOR Rate or the LIBOR/Swap Rate shall be suspended; and (2) Borrower shall repay in full the then outstanding principal amount based on LIBOR Rate or the LIBOR/Swap Rate together with accrued interest thereon, on the last day of the then current Interest Period applicable to such balance, or, at Borrower’ option, convert the outstanding principal balances based on the LIBOR Rate or the LIBOR/Swap Rate to balances based on Prime Rate on the last day of the then current Interest Period applicable to such balances.
General
     Borrower may prepay all or any portion of all Prime Rate based balances at any time without penalty. Borrower may not prepay in full or in part any LIBOR Rate or LIBOR/Swap Rate based balances. Notwithstanding the foregoing, in the event of any voluntary or involuntary prepayment of any LIBOR Rate or LIBOR/Swap Rate based balance, Borrower shall make Lender whole and Borrower shall pay to Lender all costs incurred by Lender in connection with such prepayment and compensate Lender for any loss and any breakage costs arising from the re-employment of funds at rates lower than the rate provided by this Promissory Note, cost to Lender of such funds, any interest or fees payable by Lender to lenders of funds obtained by them in order to make or maintain the loan evidenced by this Promissory Note and any related costs.
     Any prepayment received by Lender after 2:00 p.m. Mountain Time shall be deemed received on the following Banking Business Day.
     Any prepayments shall reduce or excuse the last installment payments owing. All scheduled installment payments shall remain due and owing as scheduled until all outstanding principal has been paid in full.
     Upon default in payment of any principal or interest when due, whether due at stated maturity, by acceleration, or otherwise, and until such default is cured or waived, (i) all outstanding principal shall bear interest at a default rate from the date when due until paid, both before and after judgment, which default rate shall be three percent (3%) per annum above the foregoing rates and (ii) upon maturity of the applicable Interest Period the balance bearing interest based on the LIBOR Rate or the LIBOR/Swap Rate shall be converted to a balance bearing interest based on the Prime Rate.
     This Promissory Note is made in accordance with the Loan Agreement and is secured by the collateral identified in and contemplated by the Loan Agreement.
     If an Event of Default occurs and is continuing, time being the essence hereof, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of such election, become immediately due and payable in full.

     If an Event of Default occurs and is continuing, Borrower agrees to pay to the holder hereof all collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due hereunder.
     This Promissory Note shall be governed by and construed in accordance with the laws of the State of Utah.
     Borrower acknowledges that by execution and delivery of this Promissory Note Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from this Promissory Note. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS IN THE LOAN AGREEMENT, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THIS PROMISSORY NOTE. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THIS PROMISSORY NOTE MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.
     Borrower and all endorsers, sureties and guarantors hereof hereby jointly and severally waive presentment for payment, demand, protest, notice of protest, notice of protest and of non-payment and of dishonor, and consent to extensions of time, renewal, waivers or modifications without notice and further consent to the release of any collateral or any part thereof with or without substitution.

Borrower:

ZARS, Inc.

By:	/s/ Robert Lippert

Name: Robert Lippert Title: President

EXHIBIT B
Promissory Note
(Term Loan B)
June 28, 2007
Borrower: ZARS, Inc.
Lender: Zions First National Bank
Amount: $2,500,000.00
Maturity: June 28, 2010
     For value received, Borrower promises to pay to the order of Lender at Corporate Banking Group, 1 South Main, Suite 200, Salt Lake City, Utah 84111, the sum of two million five hundred thousand dollars ($2,500,000.00) or such other principal balance as may be outstanding hereunder in lawful money of the United States with interest thereon calculated and payable as provided herein.
Definitions
     Terms used in the singular shall have the same meaning when used in the plural and vice versa. As used in this Promissory Note, the term:
     “Banking Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Utah are authorized or required to close and, when used in reference to an Interest Period, a day on which dealings in dollar deposits are also carried on in the London Interbank market and banks are open for business in London.
     “Cash in Zions Money Market Account” means the lowest balance at any time during a calendar quarter in Money Market Account No. 002406015 of Borrower maintained with Lender.
     “Dollars” and the sign “$” mean lawful money of the United States.
     “Event of Default” shall have the meaning set forth in the Loan Agreement
     “Interest Period” means the period during which interest will accrue based on the LIBOR Rate or the LIBOR/Swap Rate, commencing on the date selected by Borrower and ending, as Borrower may select, on the numerically corresponding day in the first calendar year thereafter for an Interest Period based on the LIBOR Rate, or the second or third calendar year thereafter for an Interest Period based on the LIBOR/Swap Rate, except that each such Interest Period that commences on the last Banking Business Day of a calendar year (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar year) shall end on the last Banking Business Day of the appropriate subsequent calendar year; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
a.	No Interest Period may extend beyond the termination of the Loan Agreement;

b.	No Interest Period may extend beyond the aforesaid Maturity Date or such later date to which it is extended; and

c.	If an Interest Period would end on a day that is not a Banking Business Day, such Interest Period shall be extended to the next Banking Business Day unless such Banking Business Day would fall in the next calendar year, in which event such Interest Period shall end on the immediately preceding Banking Business Day.
     “LIBOR Rate” applicable to any Interest Period equal to one calendar year means the rate per annum quoted by Lender as its LIBOR Rate based upon quotes from the London Interbank Offered Rate from the British Bankers Association Interest Settlement Rates as quoted for United States Dollars by Bloomberg or other comparable services selected by Lender for the applicable Interest Period. This definition of LIBOR Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. The LIBOR Rate of Lender may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market quoted by any particular institution or service applicable to any Interest Period. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.
     “LIBOR Rate Applicable Margin” means:

Cash in Zions Money Market Account	LIBOR Rate Applicable Margin
Equal to or less than $5,000,000	3.75%

Greater than $5,000,000, but equal to or less than $10,000,000	3.00%

Greater than $10,000,000, but equal to or less than $15,000,000	2.25%

Greater than $15,000,000	1.75%
     “LIBOR/Swap Rate” applicable to any Interest Period equal to two or three calendar years means the rate per annum quoted by Lender as Lender’s two year or three year LIBOR/Swap Rate based upon the LIBOR/Swap rate as quoted for U.S. Dollars by Bloomberg or other comparable pricing services selected by Lender. This definition of LIBOR/Swap Rate is to be strictly interpreted and is not intended to serve any other purpose other than providing an index to determine the interest rate used herein. Lender’s LIBOR/Swap Rate may not necessarily be the same as the quoted offer side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.

     “Loan Agreement” means the Loan Agreement dated June 28, 2007, between Zions First National Bank as Lender and ZARS, Inc., as Borrower, together with any exhibits, amendments, addenda, and modifications.
     “Prime Rate” means an index which is determined daily by the published commercial loan variable rate index held by any two of the following banks: J. P. Morgan Chase & Co., Wells Fargo Bank, National Association, and Bank of America N.A. In the event no two of the above banks have the same published rate, the bank having the median rate will establish the Prime Rate. If, for any reason beyond the control of Lender, any of the aforementioned banks becomes unacceptable as a reference for the purpose of determining the Prime Rate used herein, Lender may, five days after posting notice in Lender’s bank offices, substitute another comparable bank for the one determined unacceptable. As used in this paragraph, “comparable bank” shall mean one of the ten largest commercial banks headquartered in the United States of America. This definition of Prime Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the variable interest rate used herein. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.
     “Prime Rate Applicable Margin” means:

Cash in Zions Money Market Account	Prime Rate Applicable Margin
Equal to or less than $5,000,000	1.00%

Greater than $5,000,000, but equal to or less than $10,000,000	0.25%

Greater than $10,000,000, but equal to or less than $15,000,000	-0.50%

Greater than $15,000,000	-1.00%
Payment Terms
     Interest shall be payable as follows: Interest accrued based on the Prime Rate, the LIBOR Rate, or the LIBOR/Swap Rate is to be paid in arrears commencing August 1, 2007, and on the same day of each month thereafter.
     Principal shall be payable in thirty (30) installments of eighty-three thousand three hundred thirty-three dollars and thirty-three cents ($83,333.33) per month commencing January 1, 2008, and on the same day of each month thereafter through June 1, 2010. All remaining principal and unpaid interest shall be paid in full on June 1, 2010.
LIBOR Rate and LIBOR/Swap Rate Election
     This Promissory Note shall initially bear interest based on the Prime Rate.

     Provided no Event of Default has occurred, and is continuing, Borrower may elect from time to time to convert or continue the interest rate to the LIBOR Rate or the LIBOR/Swap Rate by giving Lender two (2) Banking Business Days written notice of such election specifying the Interest Period selected. Such election shall apply to the entire outstanding principal balance. An elected Interest Period may not be changed without consent of Lender until expiration of the elected Interest Period.
Interest Based on Prime Rate
     Interest based on the Prime Rate shall be at a variable rate computed on the basis of a three hundred sixty (360) day year as follows: The Prime Rate from time to time in effect, adjusted as of the date of any change in the Prime Rate, plus or minus the Prime Rate Applicable Margin. The Prime Rate Applicable Margin shall be adjusted as of the first day of each calendar quarter based on the Cash in Zions Money Market Account for the preceding calendar quarter.
Interest Based on LIBOR Rate or LIBOR/Swap Rate
     Interest based on the LIBOR Rate and LIBOR/Swap Rate shall be calculated as follows:
1.	Interest shall be at a rate computed on the basis of a three hundred sixty (360) day year at a rate equal to the LIBOR Rate or LIBOR/Swap Rate, as applicable, for the applicable Interest Period plus the LIBOR Rate Applicable Margin. The LIBOR Rate Applicable Margin shall be adjusted as of the first day of each calendar quarter based on the Cash in Zions Money Market Account for the preceding calendar quarter.

2.	Notwithstanding any other provision in this Promissory Note, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for Lender to maintain balances based on the LIBOR Rate or the LIBOR/Swap Rate, then upon notice to Borrower by Lender the outstanding principal amount of the balances based on the LIBOR Rate or the LIBOR/Swap Rate, together with interest accrued thereon, shall be repaid immediately upon demand of Lender if such change or compliance with such request, in the judgment of Lender, requires immediate repayment or, if such repayment is not required, at the election of Borrower shall be converted to a balance based on Prime Rate or repaid at the expiration of the last Interest Period to expire before the effective date of any such change or request.

3.	Notwithstanding anything to the contrary herein, if Lender determines (which determination shall be conclusive) that (a) quotations of interest rates are not being provided for purposes of determining the LIBOR Rate or the LIBOR/Swap Rate, or (b) the LIBOR Rate or the LIBOR/Swap Rate does not accurately cover the cost to Lender of making or maintaining advances based on such rate, then

Lender may give notice thereof to Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, then (1) the right of Borrower to request interest pricing based on the LIBOR Rate or the LIBOR/Swap Rate shall be suspended; and (2) Borrower shall repay in full the then outstanding principal amount based on LIBOR Rate or the LIBOR/Swap Rate together with accrued interest thereon, on the last day of the then current Interest Period applicable to such balance, or, at Borrower’ option, convert the outstanding principal balances based on the LIBOR Rate or the LIBOR/Swap Rate to balances based on Prime Rate on the last day of the then current Interest Period applicable to such balances.
General
     Borrower may prepay all or any portion of all Prime Rate based balances at any time without penalty. Borrower may not prepay in full or in part any LIBOR Rate or LIBOR/Swap Rate based balances. Notwithstanding the foregoing, in the event of any voluntary or involuntary prepayment of any LIBOR Rate or LIBOR/Swap Rate based balance, Borrower shall make Lender whole and Borrower shall pay to Lender all costs incurred by Lender in connection with such prepayment and compensate Lender for any loss and any breakage costs arising from the re-employment of funds at rates lower than the rate provided by this Promissory Note, cost to Lender of such funds, any interest or fees payable by Lender to lenders of funds obtained by them in order to make or maintain the loan evidenced by this Promissory Note and any related costs.
     Any prepayment received by Lender after 2:00 p.m. Mountain Time shall be deemed received on the following Banking Business Day.
     Any prepayments shall reduce or excuse the last installment payments owing. All scheduled installment payments shall remain due and owing as scheduled until all outstanding principal has been paid in full.
     Upon default in payment of any principal or interest when due, whether due at stated maturity, by acceleration, or otherwise, and until such default is cured or waived, (i) all outstanding principal shall bear interest at a default rate from the date when due until paid, both before and after judgment, which default rate shall be three percent (3%) per annum above the foregoing rates and (ii) upon maturity of the applicable Interest Period the balance bearing interest based on the LIBOR Rate or the LIBOR/Swap Rate shall be converted to a balance bearing interest based on the Prime Rate.
     This Promissory Note is made in accordance with the Loan Agreement and is secured by the collateral identified in and contemplated by the Loan Agreement.
     If an Event of Default occurs and is continuing, time being the essence hereof, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of such election, become immediately due and payable in full.

     If an Event of Default occurs and is continuing, Borrower agrees to pay to the holder hereof all collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due hereunder.
     This Promissory Note shall be governed by and construed in accordance with the laws of the State of Utah.
     Borrower acknowledges that by execution and delivery of this Promissory Note Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from this Promissory Note. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS IN THE LOAN AGREEMENT, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THIS PROMISSORY NOTE. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THIS PROMISSORY NOTE MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.
     Borrower and all endorsers, sureties and guarantors hereof hereby jointly and severally waive presentment for payment, demand, protest, notice of protest, notice of protest and of non-payment and of dishonor, and consent to extensions of time, renewal, waivers or modifications without notice and further consent to the release of any collateral or any part thereof with or without substitution.

Borrower:

ZARS, Inc.

By:	/s/ Robert Lippert

Name: Robert Lippert Title: President